UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 9, 2007

Adobe Systems Incorporated
(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue

San Jose, California 95110-2704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	(Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	(Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	(Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	(Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Principal Executive Officer

On November 9, 2007 Bruce R. Chizen, informed the Board of Directors of Adobe Systems Incorporated of his decision to resign as Chief Executive Officer as of November 30, 2007. Also on November 9, 2007 the Board of Directors appointed Shantanu Narayen, Adobe’s current President and Chief Operating Officer, as President and Chief Executive Officer and as a member of Adobe’s Board of Directors, effective December 1, 2007.

Shantanu Narayen, age 44, joined Adobe in January 1998 as Vice President and General Manager of Adobe’s engineering technology group. In January 1999, he was promoted to Senior Vice President, Worldwide Products and in March 2001 he was promoted to Executive Vice President, Worldwide Product Marketing and Development. In January 2005, Mr. Narayen was promoted to President and Chief Operating Officer. Prior to joining Adobe, Mr. Narayen co-founded Pictra Inc., a digital photo sharing software company, in 1996 and was Director of Desktop and Collaboration products at Silicon Graphics Inc. and held various senior manager positions at Apple Inc. before founding Pictra.

Letter Agreement with Mr. Chizen

On November 9, 2007 Adobe and Mr. Chizen executed a letter agreement pursuant to which Mr. Chizen will serve as a strategic advisor until November 28, 2008 to the President and Chief Executive Officer and the Board of Directors. Mr. Chizen will receive as salary an amount equal to 50% of his current base salary and will be eligible to earn a target award for fiscal year 2008 under the Executive Cash Performance Bonus Plan equal to 75% of his new base salary. The rest of the terms relating to Mr. Chizen’s employment, including eligibility for employee benefits, reimbursement of approved business expenses, option and performance share vesting, rights under his existing indemnity agreement and at-will employment status, remain unchanged by the letter agreement.

In light of his resignation as Chief Executive Officer, Mr. Chizen will no longer be eligible for any severance or change in control benefits that are currently offered to him under applicable compensation and benefit plans, policies and agreements. In lieu of such rights, in the event Adobe (or any successor entity) terminates Mr. Chizen’s employment in connection with a change in control (as defined in Adobe’s 2003 Equity Incentive Plan) prior to November 28, 2008, Adobe will pay Mr. Chizen in a lump sum within 30 days after his termination an amount equal to the sum of the salary payments that he would have been paid, and the premiums for health and life insurance that would have been paid on his behalf, under the letter agreement, between the effective date of the termination and November 28, 2008, plus his target award for 2008 (as described above, calculated as if 100% performance was achieved). In addition, Mr. Chizen’s then outstanding equity awards will become immediately vested as to the number of shares that would have vested under those awards in the ordinary course through November 28, 2008.

Mr. Chizen is expected to continue as a member of Adobe’s Board of Directors until the completion of his term, which will occur at the annual meeting of the stockholders for 2008, expected to be held in the spring of 2008.

The above description is qualified in its entirety by the letter agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	Letter Agreement, dated November 9, 2007, between Adobe Systems Incorporated and Bruce R. Chizen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: November 13, 2007	By:	/s/ MARK GARRETT
Mark Garrett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description
10.1	Letter Agreement, dated November 9, 2007, between Adobe Systems Incorporated and Bruce R. Chizen.